EXECUTION COPY

ASSET PURCHASE AGREEMENT

DATED AS OF NOVEMBER 30, 2017

BETWEEN

ICORECONNECT INC.

AND

ICDLOGIC LLC

INDEX

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this "**Agreement**") is dated as of this 30th day of November, 2017 between iCORECONNECT INC., a Nevada corporation ("**Buyer**"), and ICDLOGIC LLC, a New York limited liability Company ("**Seller**").

WHEREAS, Seller is engaged in the business of designing, developing, marketing, selling and distributing cloud-based software for clinical documentation improvement and medical coding for purchase by consumers (the "**Business**"); and

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, substantially all of the properties and assets of Seller used in the Business, all upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The following terms shall have the respective meanings set forth below throughout this Agreement:

"Affiliate" shall mean, with respect to a specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such specified Person. As used in this definition, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

"Agreement" shall have the meaning set forth in the Preamble.

"Assets" shall have the meaning set forth in Section 2.1.

"Assumed Liabilities" shall have the meaning set forth in Section 2.3.

"Balance Sheet Date" shall have the meaning set forth in Section 4.8(A).

"Bill of Sale and Assignment and Assumption Agreement" shall mean an agreement by and between Buyer and Seller in the form attached hereto as Exhibit B.

"Business" shall have the meaning set forth in the Recitals.

"Business Day" shall mean a day (other than a Saturday or Sunday), on which commercial banks in New York, New York are required or permitted to open.

"Buyer" shall have the meaning set forth in the Preamble.

"Buyer Deductible" shall have the meaning set forth in Section 8.3.

"Buyer Financial Statements" shall have the meaning set forth in Section 4.8.

"Charges" shall have the meaning set forth in Section 3.9.

"Closing" shall have the meaning set forth in Section 2.7.

"Closing Date" shall have the meaning set forth in Section 2.7.

"Code" shall mean the Internal Revenue Code of 1986, as amended.

"Confidential Information" shall have the meaning set forth in Section 6.1.

"Contracts" shall mean all written or oral leases, licenses, contracts, agreements, indentures, promissory notes, guarantees, arrangements, commitments and understandings of any kind, and all amendments to any of the foregoing.

"Common Equity Value" means, (i) in the case of a Sale Transaction described in clause (C) or (D) of the definition of "Sale Transaction" the price per share at which the purchaser(s) purchase (or offer to purchase, in the case of a tender offer) Common Stock; (ii) in the case of a Sale Transaction described in clause (A) of the definition of "Sale Transaction" the per share value of consideration paid or delivered to holders of Common Stock; and (iii) in the case of a Sale Transaction described in clause (B) of the definition of Sale Transaction, the amount of cash available for distribution in respect of a share of Common Stock after deducting Nine Hundred Seventy Thousand Dollars ($970,000), and assuming the liquidation of the Buyer following such Sale Transaction and the repayment in full of all of the Buyer's outstanding Liabilities other than the Assumed Liabilities.

"Common Stock" shall have the meaning set forth in Section 4.2.

"Damages" shall mean losses, obligations, Liabilities, settlement payments, awards, judgments, fines, penalties, damages, deficiencies, Taxes and reasonable expenses and costs, including reasonable attorneys' and experts' fees and court costs. "Damages" shall not include any consequential, indirect or punitive damages, lost profits, or any damages calculated on the basis of any multiple.

"Drop Dead Date" shall mean December 31, 2017.

"Eligible Market" means the NASDAQ Capital Market, the NASDAQ Global Market, the NASDAQ Global Select Market, the New York Stock Exchange, the NYSE American, the OTC Bulletin Board, OTCQX Market, OTCQB Market or in the "pink sheets" published by the Pink OTC Market, Inc. and, in each case, any successor thereto.

"ERISA" shall have the meaning set forth in Section 3.14(A).

"Escrow Agent" shall mean the Escrow Agent that is a Party to the Escrow Agreement among Buyer, Seller and the Escrow Agent attached hereto as Exhibit A.

"Escrow Agreement" shall mean an agreement by and between Buyer, Seller and Escrow Agent in the form attached hereto as Exhibit A.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Excluded Assets" shall have the meaning set forth in Section 2.3.

"Financial Statements" shall have the meaning set forth in Section 3.4.

"Financial Information" shall have the meaning set forth in Section 4.8(B).

"GAAP" shall mean generally accepted accounting principles in the United States of America, consistently applied.

"Governmental Authority" shall mean any supranational, U.S. or non-U.S. federal, state, local, municipal, county or other governmental, quasi-governmental, administrative or regulatory or self-regulatory authority, body, agency, court, tribunal, commission or other similar entity (including any branch, department, agency or political subdivision thereof).

"Indemnitee" shall have the meaning set forth in Section 8.5.

"Indemnified Party" shall have the meaning set forth in Section 8.5.

"Indemnifying Party" shall have the meaning set forth in Section 8.5.

"Investment Company Act" means the Investment Company Act of 1940, as amended.

"IRS" shall have the meaning set forth in Section 3.9.

"Law" shall mean any constitution, treaty law, statute, code, ordinance, regulation, rule, binding interpretation, requirement or injunction of any Governmental Authority.

"Liabilities" shall mean any and all debts, liabilities and obligations, of any kind or nature, including those arising under common law, statue (or other Law), contract or otherwise, whether accrued or fixed, absolute or contingent, matured or unmatured, or determined or determinable.

"Lien" shall mean any mortgage, pledge, security interest, lien, adverse claim, levy, charge, or similar encumbrance.

"Litigation" shall have the meaning set forth in Section 3.11.

"Market Price Adjustment Period" means the thirty (30) consecutive trading day period commencing on (and including) the first trading day following the trading day on which all of the Trading Adjustment Conditions are satisfied.

"Market Value" means the VWAP (as defined below) of the Company's Common Stock over the Market Price Adjustment Period. "VWAP" means the volume weighted average sale price per share of the Common Stock on the principal United States securities exchange or trading market where the Common Stock is listed or traded as reported by, or based upon data reported by, Bloomberg Financial Markets or an equivalent, reliable reporting service mutually acceptable to Buyer and Seller ("Bloomberg"), or, if no volume weighted average sale price is reported for the Common Stock, then the last closing trade price of such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security that are listed or quoted on the OTC Bulletin Board, OTCQX Market or OTCQB Market or as reported in the "pink sheets" by the Pink OTC Market, Inc. In the event that a Stock Event is consummated during any period for which the VWAP is to be determined, the VWAP for all Trading Days during such period prior to the effectiveness of the Stock Event shall be appropriately adjusted by mutual agreement of Buyer and Seller to reflect such Stock Event. The Market Value shall be subject to appropriate adjusted to disregard trading in the Common Stock by the Company or any of its Affiliates and any other action taken by the Company or its Affiliates outside of the ordinary course of business that is intended, or reasonably likely to result in, a material change in the Market Value.

"Material Adverse Effect" means a material and adverse effect or change, in or upon, (i) the Business or the Assets or (ii) the ability of Seller to perform any of its obligations under this Agreement or Other Transaction Documents or to consummate the transactions contemplated by this Agreement or the Other Transaction Documents; provided, that changes or effects relating to any of the following shall not be considered in determining whether a Material Adverse Effect has occurred: (a) changes in economic or political conditions or the financing, banking, credit, currency or capital markets in general (including changes in interest or exchange rates); (b) changes in Laws or interpretations thereof or changes in accounting requirements or principles (including GAAP) or any other change or effect arising out of or relating to any action or order before a Governmental Entity; (c) changes in operating, business, regulatory or other conditions generally affecting industries, markets or geographical areas in which Seller conducts the Business; (d) any actions by Seller taken pursuant to this Agreement or in connection with the transactions contemplated hereby; (e) conduct by Seller after the date of this Agreement and prior to the Closing (i) not prohibited under Article V, (ii) prohibited under Article V but for which Buyer gave its prior written consent or (iii) prohibited under Article V, which, if taken by Seller, would have prevented or mitigated any resulting material adverse effect on the results of operations or financial condition of Seller; (f) any natural disaster or any acts of terrorism, sabotage, military action, armed hostilities or war (whether or not declared) or any escalation, worsening or diminution thereof, whether or not occurring or commenced before or after the date hereof, political instability or other national or international calamity, crisis or emergency, or any governmental or other response to any of the foregoing, in each case, whether or not involving the United States; or (g) any action required to be taken under any Law by which Seller is bound. For the avoidance of doubt, a "Material Adverse Effect" shall be measured only against past performance of Seller, and not against any forward-looking statements, projections or forecasts of Seller or any other Person.

"Material Contract" shall have the meaning set forth in Section 3.10.

"Maximum Price" means $0.55 per share of Common Stock, subject to adjustment for any Stock Event that occurs after the date hereof.

"Minimum Price" means $0.45 per share of Common Stock, subject to adjustment for any Stock Event that occurs after the date hereof.

"Other Transaction Documents" shall mean collectively, the Escrow Agreement and the Bill of Sale and Assignment and Assumption Agreement.

"Permitted Liens" shall mean with respect to any Person, (a) Liens for Taxes, special assessments or other governmental charges, not yet due or payable, (b) Liens for Taxes being contested in good faith and for which there are adequate reserves on the financial statements of such Person and (c) statutory Liens, contractual landlord's Liens, carrier's Liens, warehouse Liens and other Liens created by operation of Law arising in the ordinary course of business with respect to a Liability that is not yet due or that is being contested in good faith and, for which adequate reserves have been established on the balance sheet of Seller as at June 30, 2017.

"Person" shall mean any individual, corporation, partnership, limited liability company, limited partnership, limited liability partnership, firm, joint venture, trust, estate, association, or other entity or organization, including but not limited to, a Governmental Authority.

"Retained Liabilities" shall have the meaning set forth in Section 2.4.

"Sale Transaction" means any of the following: (A) a consolidation, merger, exchange of shares, recapitalization, reorganization, business combination or other similar event, following which the holders of Common Stock immediately preceding such transaction or event either (i) no longer hold at least 50% of the Common Stock or (ii) no longer have the ability to elect at least 50% of the members of the board of directors of the Buyer; (B) the sale or transfer (other than to a wholly owned subsidiary of the Company) of all or substantially all of the assets of the Company; (C) a "person" or "group" within the meaning of Section 13(d) of the Exchange Act, other than the Company or Jerry Smith or Robert McDermott or a group of which either Jerry Smith or Robert McDermott is a member, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect "beneficial owner" as defined in Rule 13d-3 under the Exchange Act of the Company's Common Equity representing more than 50% of the voting power of the Company's voting equity securities; or (D) an issuance or a related series of issuances by the Company, of an aggregate number of shares of Common Stock in excess of 50% of the Company's outstanding Common Stock as of the date of such issuance.

"Securities Act" shall mean the U.S. Securities Act of 1933, as amended from time to time and the rules and regulations promulgated thereunder.

"Seller" shall have the meaning set forth in the Preamble.

"Seller Deductible" shall have the meaning set forth in Section 8.5.

"Seller Financial Statements" shall have the meaning set forth in Section 3.4

"Stock" shall have the meaning set forth in Section 2.5(A).

"Stock Event" means any stock split, stock dividend, reclassification or similar transaction.

"Tax" or "Taxes" shall mean all (a) federal, state, local or foreign income, alternative or add-on minimum, gross receipts, escheat, capital, capital gains, ad valorem, profits, privilege, payroll, social, stamp, occupation, value added, environmental, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, withholding, premium or similar taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto, (b) any liability for payment of amounts described in clause (a) payable by reason of Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof) or any analogous or similar provision under law, as a result of successor or transferee liability, or being a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes for any period, or otherwise through operation of law, and (c) any liability for payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax indemnity or tax allocation agreement.

"Tax Returns" shall mean any reports, returns, declarations, claims for refund or information return or statement of any kind required to be filed with any Taxing Authority with respect to Taxes.

"Taxing Authority" shall mean any foreign or domestic government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body or other authority exercising any taxing or Tax regulatory authority.

"Third-Party Claim" shall have the meaning set forth in Section 8.5.

"Trading Adjustment Conditions" means, as of any date of determination, that (i) Buyer shall have filed all reports, schedules, forms, registration statements and other documents required to be filed by it with the SEC for periods ended after March 31, 2015; (ii) the Common Stock shall be eligible for trading through The Depository Trust Company ("DTC"), through its Deposit/Withdrawal At Custodian (DWAC) system, and the Common Stock shall not be subject to any DTC "chill," "freeze" or similar restriction with respect to any DTC services, including clearance of transactions in Common Stock through DTC; (iii) the Common Stock shall be quoted or listed on an Eligible Market; and (iv) the earlier of (A) the True-Up Expiration Date and (B) the first Business Day on which the Common Stock shall have been trading for 60 trading days.

"Transfer Agent" shall have the meaning set forth in Section 2.5(A).

"True Up Expiration Date" shall have the meaning set forth in Section 2.12(A).

"True Up Share Reduction Amount" shall have the meaning set forth in Section 2.12(C).

"True Up Shares" shall have the meaning set forth in Section 2.12(B).

ARTICLE II

PURCHASE AND SALE OF ASSETS

2.1 Purchase and Sale. On the terms and subject to the conditions set forth herein, at the Closing, Seller shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase, all of Seller's right, title and interest in and to the assets of Seller used or held for use in the Business, whether real, personal or mixed, tangible or intangible, wherever located, including without limitation, all of Seller's goodwill (collectively, the "**Assets**"), but excluding the Excluded Assets, free and clear of any Liens, other than Permitted Liens.

2.2 Excluded Assets. Notwithstanding anything else contained in this Agreement or in any Other Transaction Document, the following assets of Seller shall not be included in the Assets and shall not be sold or acquired pursuant to this Agreement (collectively, the "**Excluded Assets**"):

(A) all cash and cash equivalents, and all bank accounts, brokerage accounts or similar accounts;

(B) any Tax refunds for, or relating to, any period ending prior to the Closing;

(C) Seller's rights under this Agreement or any Other Transaction Document, including the Stock issued to Seller pursuant to this Agreement;

(D) the tax, medical and other records relating to the Business to the extent nontransferable to Buyer by law;

(E) all minute books of Seller, including the articles of organization and operating agreement or similar governing documents of Seller;

(F) all rights of Seller with respect to accounts receivable, notes receivable or other rights to receive payments from any Person that arose, accrued or relate to periods prior to the Closing;

(G) the Contracts specified on Schedule 2.2(G);

(H) all credits, prepaid expenses, deferred charges, advance payments and security deposits that arose, accrued or relate to periods ending prior to the Closing;

(I) all rights to or claims for refunds, overpayments or rebates of any kind (in addition to Tax refunds) that arose, accrued or relate to periods ending prior to the Closing;

(J) all insurance policies and proceeds, including benefits, claims, rights and proceeds relating thereto, maintained by Seller;

(K) all personal effects, such as personal photographs, books, award certificates, memorabilia, artifacts, mementos, and other similar items of Seller's members, managers, officers, and employees; and

(L) all causes of action, lawsuits, claims, and demands of any nature, whether or not currently available to or being pursued by Seller, with respect to the Excluded Assets or the Retained Liabilities.

2.3 Assumption of Only Certain Specified Liabilities and Obligations. The only Liabilities and obligations of Seller that Buyer will assume or be obligated to pay, perform or discharge are the following:

(A) the Seller's accounts payable and current liabilities to the extent accrued for or otherwise reflected on the Seller's balance sheet as at September 30, 2017 together with up to not more than $15,000 of accounts payable incurred in the ordinary course of Seller's business since September 30, 2017.

(B) any and all claims, suits, actions and Liabilities relating to or affecting the Assets or the Business arising, or occurring during, any period following the Closing; and not attributable or related in any manner to any breach, default, negligence or other wrongful conduct taken or omitted to be taken by Seller prior to the Closing;

(C) the obligations of fulfilling the commitments of Seller with respect to any subscription products or services sold by the Seller prior to the Closing and existing at the Closing and which have been prepaid to Seller prior to the Closing; and

(D) any and all obligations and Liabilities of Seller arising under Contracts included in the Assets, other than Liabilities relating to any breach or default by Seller under such Contracts that occurred prior to the Closing Date.

The Liabilities and obligations assumed by Buyer pursuant to this Section 2.3 are referred to collectively as the "**Assumed Liabilities**".

2.4 No Assumption of Any Other Liability or Obligation. Except as set forth in Section 2.3 of this Agreement, Buyer shall not assume or be obligated to pay, perform or discharge when due any Liability or obligation of Seller, whether matured or unmatured, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured, contingent or otherwise. Notwithstanding anything contained in this Agreement to the contrary, other than the

Assumed Liabilities, Seller will retain and Buyer will not assume or be obligated to pay, perform or discharge, any Liability or obligation of Seller (the "**Retained Liabilities**").

2.5 Consideration. As consideration for the Assets:

(A) Issuance of Stock. At the Closing, Buyer will issue to Seller 1,940,000 shares of Common Stock of Buyer (the "**Stock**"). On the Closing Date, Buyer shall deliver stock certificates (the "**Stock Certificates**") in name of Seller, duly executed on behalf of Buyer, representing the Stock as follows:

(i) a stock certificate representing 1,440,000 shares of the Stock to Seller or Seller's custodian (as directed prior to the Closing by Seller); and

(ii) a stock certificate representing 500,000 shares of the Stock to the Escrow Agent pursuant to Section 2.6.

(B) Allocation of Consideration. The consideration for the Assets shall be allocated as determined on or before the date that is thirty (30) days after the Closing Date by Buyer, after consultation with Seller, in accordance with Section 1060 of the Code, which allocation shall be binding upon Buyer and Seller. The parties hereto covenant and agree to file Internal Revenue Service Form 8594, pursuant to Section 1060 of the Code, and all other Tax Returns and related documents in a manner consistent with such allocation. The parties hereto further covenant and agree with each other that this allocation was arrived by arm's length negotiation and that none of them will take a position on any income tax return before any governmental agency charged with the collection of any income tax or in any judicial proceeding that is in any manner inconsistent with the terms of this Section 2.5(B) without the written consent of the other party to this Agreement or unless otherwise required by applicable Law. The foregoing allocation shall be subject to adjustment to reflect any adjustment to the number shares of Stock pursuant to Section 2.12.

2.6 Escrow. At the Closing, Buyer shall deliver to the Escrow Agent 500,000 shares of the Stock, registered in the name of Seller to be held and delivered by the Escrow Agent in accordance with the terms and provisions of the Escrow Agreement.

2.7 Closing. The closing of the purchase and sale of the Assets (the "**Closing**") shall take place at the office of iCoreConnect Inc. (or at such other place as the parties may mutually agree) at 10:00 a.m. local time, on November 30, 2017 or on such other date as soon as practicable upon which the parties shall mutually agree (or as postponed as the parties shall mutually agree) (such date, the "**Closing Date**").

2.8 Deliveries by Seller. At the Closing, Seller shall:

(A) execute and deliver to Buyer the Escrow Agreement;

(B) execute and deliver to Buyer the Bill of Sale and Assignment and Assumption Agreement;

(C) deliver to Buyer all Seller's contracts, books, records and other data relating to the Business and the Assets (except Seller's minute books and all other records which Seller is required by law to keep in its possession, as to which Seller will furnish to Buyer, at Buyer's cost, at any time or from time to time after the Closing Date, such copies or transcripts);

(D) deliver to Buyer a certificate of Seller in the form of Exhibit C certifying as to the accuracy of Seller' representations and warranties at and as of the Closing and that Seller has performed and complied with all of the terms, provisions and conditions to be performed and complied with by Seller at or before the Closing; and

(E) deliver to Buyer a certificate of Seller in the form of Exhibit D certifying as to certain corporate matters, together with all of the attachments referred to therein.

2.9 Deliveries by Buyer. At the Closing, Buyer shall:

(A) execute and deliver to Seller the Escrow Agreement.

(B) execute and deliver to Seller the Bill of Sale and Assignment and Assumption Agreement;

(C) deliver to Seller a stock certificate registered in the name of Seller for the Stock, except for the Escrowed Stock, free and clear of any restrictive legend or stop transfer instruction other than a customary legend to the effect that the Stock has not been registered under the Securities Act;

(D) deliver to Seller a certificate of Buyer in the form of Exhibit E certifying as to the accuracy of Buyer's representations and warranties at and as of the Closing and that Buyer has performed and complied with all of the terms, provisions and conditions to be performed and complied with by Buyer at or before the Closing;

(E) deliver to Seller a certificate of Buyer in the form of Exhibit F certifying as to certain corporate matters, together with all of the attachments referred to therein; and

(F) deliver to Escrow Agent a stock certificate registered in the name of Seller for the Escrowed Stock, free and clear of any restrictive legend or stop transfer instruction other than a customary legend to the effect that the Stock has not been registered under the Securities Act.

2.10 Passage of Title at Closing. At the Closing, assuming due execution of this Agreement and the Other Transaction Documents, title to the Assets

shall pass to Buyer. Seller will put Buyer in full, complete and quiet possession and enjoyment of all of the Assets and from and after the Closing the ownership and operation of the Assets and the business of Seller to be sold to Buyer pursuant to this Agreement shall be for the account and risk of Buyer.

2.11 Assignment of Contracts. Nothing in this Agreement shall be deemed to constitute an assignment or an attempt to assign any Contract or other agreement to which Seller is a party if the attempted assignment thereof without the consent of the other party to such contract or agreement would constitute a breach thereof or affect in any way the rights of Seller thereunder. If, after Seller has used its commercially reasonable efforts to obtain the consent of any such other party to such contract or agreement, such consent shall not be obtained at or prior to the Closing, or an attempted assignment thereof at the Closing would be ineffective and would affect the rights of Seller thereunder, Seller will reasonably cooperate with Buyer in any reasonable arrangement designed to provide for Buyer the benefits under any such contract of agreement, including the enforcement, at the cost and for the benefit of Buyer, of any and all rights of Seller against such other party thereto arising out of the breach or cancellation thereof by such other party or otherwise.

2.12 Adjustment of Consideration.

(A) Upon the earlier to occur of (i) the consummation of a Sale Transaction prior to August 31, 2018 (the "**True Up Expiration Date**") and (ii) the first day (prior to the True Up Expiration Date) on which all of the Trading Adjustment Conditions have been satisfied, the number of shares of Common Stock comprising the Stock shall be adjusted as set forth in this Section 2.12. For the avoidance of doubt, if a Sale Transaction is not consummated, and all of the Trading Adjustment Conditions are not satisfied, prior to the True Up Expiration Date, the number of shares comprising the Stock shall not be adjusted pursuant to this Section 2.12.

(B) If (i) a Sale Transaction consummated prior to the True Up Expiration Date reflects a Common Equity Value that is less than the Minimum Price or (ii) if, during the Market Price Adjustment Period, the Market Value is less than the Minimum Price, then, in either such case, Buyer shall promptly issue to the Seller an aggregate number of shares of Common Stock ("**True Up Shares**") equal to the difference of (x) 970,000 divided by the Common Equity Value or Market Value (as applicable), *minus* (y) 1,940,000 (subject to adjustment to reflect any Stock Event occurring after the date hereof). If at the time Buyer is required to issue the True Up Shares the Escrow has not been terminated pursuant to the terms of the Escrow Agreement the Buyer shall deliver a stock certificate representing 25% of the True Up Shares to the Escrow Agent to be held and delivered by the Escrow Agent in accordance with the terms and provisions of the Escrow Agreement and a stock certificate representing 75% of the True Up Shares to Seller or Seller's custodian (as directed by Seller prior to the delivery of the True Up Shares). If at any time the number of shares of Buyer's Common Stock authorized and reserved for issuance pursuant to this Section 2.12 is below

the number of shares sufficient for the issuance of any True Up Shares, Buyer will promptly take all corporate action necessary to authorize and reserve a sufficient number of shares, including, without limitation, calling a special meeting of stockholders (or soliciting written consents of stockholders) to authorize additional shares to meet the Buyer's obligations under this Section 2.12. In the case of an insufficient number of authorized shares, and after using its reasonable best efforts to obtain stockholder approval of an increase in such authorized number of shares. Buyer covenants and agrees that any and all True Up Shares issued pursuant to this Section 2.12 shall be duly and validly issued, fully paid and nonassessable and not subject to preemptive rights, rights of first refusal or similar rights of any Person or any Liens.

(C) If (i) a Sale Transaction consummated prior to the True Up Expiration Date reflects a Common Equity Value that is more than the Maximum Price or (ii) if, during the Market Price Adjustment Period, the Market Value is more than the Maximum Price, then, in either such case, the number of shares of Common Stock comprising the Stock shall be reduced by an aggregate number of shares equal to the difference of (x) 1,940,000 (subject to adjustment to reflect any Stock Event occurring after the date hereof), *minus* (y) 970,000 divided by the Common Equity Value or Market Value (as applicable) (such difference, the "**True Up Share Reduction Amount**"). In such event, Seller shall surrender to Buyer for cancellation a number of shares of Common Stock equal to 75% of the True Up Share Reduction Amount, and Buyer and Seller shall jointly instruct the Escrow Agent to disburse to Buyer from the escrow account a number of shares of Common Stock equal to 25% of the True Up Share Reduction Amount, which shall be immediately cancelled and retired by the Buyer.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

3.1 Organization; Authorization.

(A) Seller is a limited liability company duly formed and validly existing under the laws of the State of New York and has the power and authority to enter into and perform this Agreement, to carry on the Business as now being conducted and to own and operate the properties and assets now owned and being operated by it. Seller has delivered to Buyer complete and correct copies of Seller's articles of organization and operating agreement. Seller is duly qualified or licensed to do business and is in good standing as a foreign limited liability company in each of the jurisdictions set forth in Schedule 3.1(A). Seller is not required to be qualified or licensed to do business as a foreign limited liability company in any other jurisdiction except such jurisdictions, if any, in which the failure to be so qualified or licensed will not have a Material Adverse Effect.

Schedule 3.1(A) sets forth a true and complete list of the names, addresses and titles of the managers and officers of Seller.

(B) The execution and delivery of this Agreement and the Other Transaction Documents by Seller and the performance by Seller of its obligations hereunder and thereunder have been duly and validly authorized by all necessary limited liability company action on the part of Seller, and no other limited liability company action or proceeding on the part of Seller is necessary to authorize this Agreement and the Other Transaction Documents. Upon due execution by Buyer, this Agreement and each of the Other Transaction Documents are legal, valid and binding obligations of Seller, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

3.2 No Violation. Except as provided in Schedule 3.2 or as would not have a Material Adverse Effect, neither the execution, delivery or performance of this Agreement by Seller nor the consummation by Seller of any of the transactions provided for in this Agreement or contemplated hereby (i) will violate or conflict with Seller's articles of organization or operating agreement, (ii) will conflict with or result in any breach of or default under any provision of any Contract or agreement of any kind to which Seller is a party or by which Seller is bound or to which any property or asset of Seller is subject, (iii) is prohibited by, or requires Seller to obtain or make any consent, authorization, approval, registration or filing under, any statute, law, ordinance, regulation, rule, judgment, decree or order of any court or Governmental Authority, board, bureau, body, department or authority, or of any other person, in each case applicable to Seller or any of the Assets, (iv) will cause any acceleration of the maturity of any note, instrument or other obligation to which Seller is a party or by which Seller is bound or with respect to which Seller is an obligor or guarantor or (v) will result in the creation or imposition of any Lien, claim, charge, restriction, equity or encumbrance of any kind whatsoever upon or give to any other person any interest or right (including any right of termination or cancellation) in or with respect to any of the Assets.

3.3 Subsidiaries and Other Equity Investments. Seller does not own, directly or indirectly, any shares of capital stock of any corporation or any equity investment in any partnership, association or other business organization.

3.4 Financial Statements. Seller has previously delivered to Buyer unaudited financial statements of Seller for the fiscal years ended December 31, 2015 and December 31, 2016 and for the six-month periods ended June 30, 2016 and June 30, 2017 (collectively, the "**Seller Financial Statements**"). Except as set forth in the notes thereto, the Seller Financial Statements present fairly in all material respects the financial position of Seller as at the respective dates of said balance sheets and the results of the operations and changes in financial position of Seller for the respective periods presented in conformity with GAAP (subject, in the case of such balance sheets as at June 30, 2017 and 2016 and such related statements of income and retained earnings and

changes in financial position for the six-month periods then ended, to the absence of footnotes and normal year-end adjustments).

3.5 No Undisclosed Liabilities. Except for the transactions contemplated by this Agreement and (i) Liabilities that are reflected, or for which accruals were established, on the Seller Financial Statements, (ii) Liabilities incurred in the ordinary course of business since June 30, 2017 or (iii) Liabilities otherwise set forth in Schedule 3.5, since June 30, 2017, Seller has not incurred any debts, Liabilities or obligations of any nature (whether accrued, absolute, contingent, direct, indirect, perfected, inchoate, unliquidated or otherwise and whether due or to become due) that are required to be reflected or reserved against in a balance sheet prepared in conformity with GAAP applied on a basis consistent with that used in the preparation of the balance sheet of Seller as at June 30, 2017 referred to in Section 3.4.

3.6 Absence of Certain Changes. Since June 30, 2017 (except (i) for the execution and delivery of this Agreement, (ii) as set forth in Schedule 3.6, and (iii) as has not had or would not be reasonably likely to have had a Material Adverse Effect), Seller has not:

(A) suffered any damage, destruction or loss of physical property (whether or not covered by insurance) materially or adversely affecting its condition (financial or otherwise) or operations (present or prospective);

(B) incurred or agreed to incur any indebtedness for borrowed money;

(C) paid or obligated itself to pay in excess of $10,000 in the aggregate for any fixed assets;

(D) suffered any substantial loss or waived any substantial right;

(E) sold, transferred or otherwise disposed of, or agreed to sell, transfer or otherwise dispose of, any assets having a fair market value at the time of sale, transfer or disposition of $10,000 or more in the aggregate, or canceled, or agreed to cancel, any debts or claims, other than in the ordinary course of business;

(F) mortgaged, pledged or subjected to any charge, lien, claim or encumbrance, or agreed to mortgage, pledge or subject to any charge, lien, claim or encumbrance, any of its properties or assets;

(G) increased, or agreed to increase, the compensation or bonuses or special compensation of any kind of any of its managers, officers, employees or agents over the rate being paid to them on June 30, 2017, other than normal merit and/or cost-of-living increases pursuant to customary arrangements consistently followed, or adopted or increased any benefit under any insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such manager, officer, employee or agent;

(H) lost any major customer or had any material order canceled other than in the ordinary course of business;

(I) made or permitted any material amendment or termination of any material contract, agreement or license to which it is a party other than in the ordinary course of business;

(J) had any resignation or termination of employment of any of its key officers or employees or knows of any impending or threatened resignation or resignations or termination or terminations of employment that would have a material adverse effect on its operations (present or prospective) or business (present or prospective); or

(K) made any charitable or political contribution or pledge in excess of $500 in the aggregate.

3.7 Title to and Condition of Properties and Assets. Seller has good and marketable title to the Assets, subject to no mortgage, pledge, conditional sales contract, lien, security interest, right of possession in favor of any third party, claim or other encumbrance, except for Permitted Liens and as set forth in Schedule 3.7. The facilities, machinery, furniture, office and other equipment of Seller that are used in its business are in good operating condition and repair, subject only to the ordinary wear and tear of those businesses, and neither Seller nor any property or asset owned or leased by it is in violation of any applicable ordinance, regulation or building, zoning, environmental or other law in respect thereof of which Seller has knowledge or, whether or not Seller has knowledge thereof, the violation of which will not have a Material Adverse Effect.

3.8 Real Property; Real Property Leases. Seller does not own or lease any real property. Seller is not a party to any Contract or option to purchase or lease any real property or interest therein.

3.9 Tax Matters.

(A) All federal, state, local and foreign Tax returns required to be filed by Seller with respect to the Assets or the Business have been properly and timely filed (talking into account applicable extensions) with the appropriate Governmental Authorities in all jurisdictions in which such returns, reports and statements are required to be filed, and all Taxes required to be paid with respect to the Assets or the Business, whether or not reflected on any such Tax returns, have been timely paid.

(B) Schedule 3.9 sets forth for Seller those taxable years for which Tax Returns of Seller related to the Assets or the Business are currently being audited by the Internal Revenue Service (**"IRS"**).

(C) Except as set forth in Schedule 3.9, Seller has not executed or filed with the IRS or any other Governmental Authority any agreement or other

document extending, or having the effect of extending, the period for assessment or collection of any Taxes related to the Assets.

(D) Seller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder, member, or other party and complied with all information reporting and backup withholding provisions of applicable Law.

(E) Except as set forth in Schedule 3.9(F), Seller has no obligation under any written Tax sharing agreement with respect to the Assets or the Business.

3.10 Material Contracts. Except as set forth in Schedule 3.10, Seller is not a party to any of the following Contracts (collectively, the "**Material Contracts**"):

(A) contract with any labor union;

(B) employment or consulting contract or other contract for services involving a payment of more than $10,000 annually;

(C) lease, whether as lessee or lessor, with respect to any property, real or personal, involving a payment of more than $10,000 annually;

(D) loan agreement or instrument relating to any indebtedness;

(E) contract with respect to any subscription, products or services sold by Seller and which have been prepaid by Seller;

(F) contract of purchase or sale involving more than $10,000;

(G) contract with any agent, dealer or distributor that is necessary for the continued operation of the Business as currently conducted;

(H) stand-by letter of credit, guarantee or performance bond involving more than $10,000;

(I) contract or agreement restricting the ability of any person from freely engaging in any business or competing anywhere in the world; or

(J) other contract, except insubstantial contracts for supplies or services not involving more than $10,000 and which can be terminated within one year without cost.

Except as set forth in Schedule 3.10 or as would not have a Material Adverse Effect, Seller is not a party to any Material Contract with any Governmental Authority. Each Material Contract listed in Schedule 3.10 is in full force and effect and is valid and

enforceable by Seller in accordance with its terms, except as enforceability may be effected by bankruptcy, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. Seller is not in default in the observance or the performance of any term or obligation to be performed by it under any Material Contract, except where such default has not had or would not be reasonably likely to have a Material Adverse Effect. To the best of Seller's knowledge, no other person is in default in the observance or the performance of any term or obligation to be performed by it under any Material Contract with Seller.

3.11 Litigation. Except as has not had or would not be reasonably likely to have a Material Adverse Effect, or as set forth on Schedule 3.11, there is no claim, legal action, suit, demand letter, arbitration, investigation or pending or possible enforcement action or other legal, administrative, regulatory or other governmental proceeding or hearing (**"Litigation"**) either at law or in equity, or before any commission or other Governmental Authority in any state of the United States or in the United States or foreign jurisdiction, of any kind now pending or, to the best of Seller's knowledge, threatened or proposed in any manner, involving the Business or the Assets that (i) if asserted and decided adversely to Seller could materially and adversely affect the Business (present or prospective), (ii) questions the validity of this Agreement or any Other Transaction Document or (iii) seeks to delay, prohibit or restrict in any manner any action taken or to be taken by Seller under this Agreement or any Other Transaction Document. Except as set forth in Schedule 3.11, there is no arbitration proceeding pending or, to the knowledge of Seller, threatened in any manner under any collective bargaining agreement or other agreement or otherwise. Neither Seller nor any of the Assets is subject to any judicial or administrative judgment, order, decree or restraint.

3.12 Patents and Trademarks. Schedule 3.12 is a complete and correct list of all patents, trademarks and copyrights used by Seller in connection with the operation of the Business. Except as set forth in Schedule 3.12, (i) Seller does not own any patent relating to any product which it produces or sells or any process used in the manufacture or development of any such product, nor has any license under any patent been issued to it relating to any such product or any such process, and there is no patent which would cover any such product or any such process, (ii) Seller does not own any copyright, registered trademark or trade name, nor has any license to use any copyright, trademark or trade name been issued to it and (iii) Seller does not use any copyright, registered trademark or trade name in the Business. Each of the patents, registered trademarks and trade names listed in Schedule 3.12 has been validly issued and is owned by Seller, and Seller has the exclusive rights to use all such patents, copyrights, registered trademarks and trade names in its business and operations. Except as set forth in Schedule 3.12, Seller does not know of any claim, or any basis of any claim, that Seller has infringed any patent, copyright, trademark, trade name, know-how, trade secret or other proprietary right of any other person. Seller does not know of any potential claim of infringement of any patent, copyright, trademark, trade name, know-how, trade secret or other proprietary right of any other person that has not been asserted but that, if asserted, would have a Material Adverse Effect.

3.13 Compliance with Laws. To the knowledge of Seller, the operations of the Business are not being conducted in violation of any Law applicable to Seller, except for violations that have not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. Seller is in material compliance with (i) all applicable requirements of all United States and foreign Governmental Authorities with respect to environmental protection, including, without limitation, regulations establishing quality criteria and standards for air, water, land and hazardous materials, (ii) all applicable requirements of the Occupational Safety and Health Act of 1970 within the United States and comparable workplace-safety laws of all other jurisdictions and all rules, regulations and orders thereunder and (iii) all applicable Laws and related rules and regulations of all United States and foreign jurisdictions affecting labor union activities, civil rights or employment, including without limitation, in the United States, the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Equal Employment Opportunity Act of 1972, the Employee Retirement Income Security Act of 1974, the Equal Pay Act and the National Labor Relations Act.

3.14 Environmental Matters. Seller (i) is and for the past three (3) years has been in compliance with all federal, state, local and foreign statutes, laws, ordinances, regulations, rules, permits, judgments, orders and decrees applicable to it or its properties, assets, operations and businesses relating to environmental protection including, without limitation, standards relating to air, water, land and the generation, storage, transportation, treatment or disposal of Hazardous Wastes and Hazardous Substances (as such terms are defined in any applicable state or federal environmental law or regulation) (ii) holds and for the past three (3) years has held all necessary permits and other approvals, including, without limitation, interim status under the Federal Solid Waste Disposal Act, necessary to store, dispose of and otherwise handle Hazardous Wastes and Hazardous Substances and has reported, to the extent required by all federal, state, local and foreign statutes, laws, ordinances, regulations, rules, permits, judgments, orders and decrees other than immaterial local environmental permits. There has been no release or threatened release of any hazardous substance at, in, on, under or from any real property currently or formerly owned, leased or operated by Seller during the period such property is or was owned, leased or operated by Seller. Seller has not received any written notice, directive, inquiry or request for information, and there is no litigation pending or, to the knowledge of Seller, threatened against Seller alleging that Seller may be in violation of, not in compliance with or liable under any environmental law or in connection with any release or threatened release of hazardous substances.

3.15 Governmental Authorizations and Regulations. Schedule 3.15 lists all licenses, franchises, permits and other governmental authorizations held by Seller material to the conduct of the Business. Such licenses, franchises, permits and other governmental authorizations are valid, and Seller has not received any notice that any governmental authority intends to cancel, terminate or not renew any such license, franchise, permit or other governmental authorization.

3.16 Employee Benefit Plans and Arrangements.

(A) Pension Benefit Plans Generally. Seller does not sponsor, maintain or contribute to any plan program, fund or arrangement that constitutes an "employee pension benefit plan," nor has Seller any obligation to contribute to or accrue or pay any benefits under any deferred compensation or retirement funding arrangement on behalf of any employee or employees (such as, for example, and without limitation, any individual retirement account or annuity, any "excess benefit plan" (within the meaning of section 3(36) of the Employee Retirement Income Security Act of 1974, as amended (**"ERISA"**)) or any non-qualified deferred compensation arrangement). For the purposes of this Agreement, the term "employee pension benefit plan" shall have the same meaning as is given that term in section 3(2) of ERISA. Seller has not sponsored, maintained or contributed to any employee pension benefit plan, nor is Seller required to contribute to any retirement plan pursuant to the provisions of any collective bargaining agreement establishing the terms and conditions or employment of any of Seller's employees.

(B) Stock Option Arrangements. Except as set forth in Schedule 3.16(B), seller does not sponsor nor has it granted any option under any membership interest option arrangement for the benefit of any employee or former employee.

(C) Other Employee Benefit Plans and Arrangements. Except as set forth in Schedule 3.16(C), Seller does not sponsor, maintain, support, is otherwise a party to, or has any liability or contingent liability under any plan, program, fund, arrangement or contractual undertaking, whether for the benefit of a single individual or for more than one individual, and whether or not funded, which is in the nature of (i) an employee pension benefit plan, (ii) an employee welfare benefit plan (as defined in section 3(1) of ERISA) or (iii) any incentive or other benefit arrangement for any of its employees, their dependents and/or their beneficiaries.

3.17 Foreign Corrupt Practices Act. Neither Seller nor any manager, officer, agent, employee or other person associated with or acting on behalf of Seller has used any corporate funds for any unlawful contribution, gift, entertainment or other expense relating to political activity or made any direct or indirect unlawful payment to any United States or foreign government official or employee from corporate funds or violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977 or paid or made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment.

3.18 Related Transactions. Except as set forth in Schedule 3.18, Seller is not a party to any Contract in which any manager or officer of the Seller or any person owning of record or beneficially more than 10% of the outstanding membership interests of any class of Seller had or has a direct or indirect material interest.

3.19 Insurance. Seller has made available to Buyer for review all fire, casualty, general liability, workmen's compensation, product liability, motor

vehicles, directors' or officers' liability, property, life and other forms of insurance policies insuring the Business or the Assets as of the date hereof. All such insurance is in full force and effect (and was in full force and effect during the periods of time purported to be in effect). Seller is not in default with respect to its obligations under any of such insurance policies, and Seller has not received written notice of termination, cancellation or non-renewal of any such insurance policies from any of its insurance brokers or carriers. To the knowledge of Seller, Seller maintains insurance policies for the Business and the Assets that are customary in scope and amount of coverage for businesses similarly situated.

3.20 Certain Disclosures. Schedule 3.20 contains:

(A) a list of all officers and other employees, agents and consultants of Seller whose current annual salary or rate of compensation (including bonus and incentive compensation) is $20,000 or more or to whom Seller has loaned $10,000 or more;

(B) a list of those entities that were the five largest customers of Seller in terms of dollar amount of sales during Seller's fiscal year ended December 31, 2016, and during the period from January 1, 2017, through the date hereof, together with a statement for each such customer during each such period of the dollar amount of such sales;

(C) a list of those suppliers of services that were the five largest suppliers of Seller in terms of dollar amount of purchases during Seller's fiscal year ended December 31, 2016, and during the period from January 1, 2017 through the date hereof, together with a statement for each such supplier for each such period of the dollar amount of such purchases;

(D) a list of all of the outstanding purchase orders of Seller and on the date hereof in excess of $5,000; and

(E) a list of all of the outstanding sales orders of Seller on the date hereof in excess of $5,000;

3.21 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Seller directly with Buyer and without the intervention of any other person and in such manner as not to give rise to any valid claim against any of the parties for any finder's fee, brokerage commission or like payment.

3.22 Investment Representation. Seller is acquiring the shares of Common Stock of Buyer to be issued to Seller hereunder for investment and not with a view to the distribution thereof in violation of the Securities Act.

3.23 No Other Representations. In entering into this Agreement, Buyer acknowledges that it has not relied on any factual representation or opinion of Seller or its affiliates or representatives (except the specific representations and

warranties of Buyer set forth in Article III). Buyer hereby agrees and acknowledges that (a) other than the representations and warranties explicitly made in Article III, none of Seller, its Affiliates or any of their respective members, managers, officers, directors, employees or representatives make or have made any representation or warranty, express or implied, at law or in equity.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

4.1 Corporate Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the corporate power and authority to enter into, execute and deliver this Agreement and the Other Transaction Documents and to perform its obligations and to consummate the transactions contemplated hereby and thereby, to carry on its business as now being conducted and as proposed to be conducted and to own and operate the properties and assets now owned and being operated by it. Buyer delivered to Seller complete and correct copies of Buyer's amended and restated articles of incorporation and amended and restated by-laws as in effect on the date hereof. The Buyer is duly qualified or licensed to do business and is in good standing as a foreign corporation in each of the jurisdictions set forth in Schedule 4.1. Buyer is not required to be qualified or licensed to do business as a foreign corporation in any other jurisdiction except such jurisdictions, if any, in which the failure to be so qualified or licensed will not have a material adverse effect on the conduct of its business or the ownership or use of any of its properties or assets. Upon due execution by Seller, this Agreement and each of the Other Transaction Documents are legal, valid and binding obligations of Buyer, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

4.2 Capitalization; Stock Ownership. The authorized capital stock of Buyer consists of 600,000,000 shares of Common Stock of the par value of $0.001 per share (the "**Common Stock**"), of which (as of November 13, 2017) 29,768,750 shares are issued and outstanding) and 10,000,000 shares of preferred stock of the par value of $0.001 per share, none of which are issued and outstanding. All such issued shares have been duly authorized and validly issued and are fully paid and non-assessable and none of them was issued in violation of any preemptive or other right. Except as set forth in Schedule 4.2, Buyer is not a party to or bound by any contract, agreement or arrangement to issue, sell or otherwise dispose of or redeem, purchase or otherwise acquire any capital stock or any other security of Buyer or any other security exercisable or exchangeable for or convertible into any capital stock or any other security of Buyer, and, except for this Agreement and as set forth in Buyer Schedule 4.2, there is no outstanding option, warrant or other right to subscribe for or purchase, or contract, agreement or arrangement with respect to, any capital stock or any other security of

Buyer or any other security exercisable or convertible into any capital stock or any other security of Buyer.

4.3 Subsidiaries and Other Equity Investments. Except and set forth in Buyer Schedule 4.3, Buyer does not own, directly or indirectly, any shares of capital stock of any corporation or any equity investment in any partnership, limited liability company, association or other business organization.

4.4 Authorization of Agreement; No Violation. The board of directors of Buyer has duly authorized the execution and delivery of this Agreement and the Other Transaction Documents, the issue and delivery of the shares of Common Stock to be issued to Seller hereunder (including any shares of Common Stock issuable pursuant to Section 2.12 or Section 8.9) and the consummation of the other transactions contemplated hereby. Buyer has delivered to Seller true and complete copies, certified by Buyer's Secretary, of the resolutions which have been adopted by its board of directors authorizing such execution and delivery and the purchase of the stock and the consummation of such other transactions. Neither the execution, delivery or performance of this Agreement or the Other Transaction Documents nor the consummation of any of the transactions provided for hereby or thereby (including, without limitation, the issuance, execution and delivery of the Stock Certificates) (i) will violate or conflict with the amended and restated articles of incorporation or amended and restated by-laws of Buyer, (ii) will conflict with or result in any breach of or default under any provision of any contract or agreement of any kind to which Buyer is a party or by which Buyer is bound or to which any property or asset of Buyer is subject, (iii) is prohibited by or requires Buyer to obtain or make any consent, authorization, approval, registration or filing under any statute, law, ordinance, regulation, rule, judgment, decree or order of any court or governmental agency, board, bureau, body, department or authority, or of any other person, (iv) will cause any acceleration of the maturity of any note, instrument or other obligation to which Buyer is a party or by which Buyer is bound or with respect to which Buyer is an obligor or guarantor or (v) will result in the creation or imposition of any lien, claim, charge, restriction, equity or encumbrance of any kind whatsoever upon or give to any other person any interest or right (including any right of termination or cancellation) in or with respect to any of the properties, assets, business, agreements or contracts of Buyer.

4.5 Litigation. There is no Litigation before or by any court, public board or Governmental Authority pending or, to the knowledge of Buyer, threatened against or affecting Buyer or its properties, assets or business, or any director of officer of Buyer that, if adversely determined, would reasonably be expected to have a material adverse effect on Buyer's ability to consummate the transactions contemplated by this Agreement and the Other Transaction Documents.

4.6 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Buyer directly with Seller and without the intervention of any other person and in such manner as not to give rise to any valid claim against any of the parties for a finder's fee, brokerage commission or like payment.

4.7 Validity of Shares. The Common Stock to be issued to Seller (including the Stock, any True Up Shares and any shares that may be issued pursuant to Section 8.9) is duly authorized and reserved for issuance and, upon issuance in accordance with the terms hereof, will be duly authorized, validly issued without violation of the preemptive rights of any Person, fully paid and nonassessable and free from taxes and Liens with respect to the issuance thereof, with the holders being entitled to all rights accorded to a holder of shares of Common Stock. Without limiting the foregoing, the issuance, execution by the President and Secretary of Buyer, and delivery to Seller of the Stock Certificates has been duly authorized and approved by all necessary corporate action on the part of Buyer.

4.8 Financial Statements. Buyer has previously delivered to Seller unaudited financial statements of Seller for the fiscal years ended June 30, 2016 and June 30, 2017 (collectively, the "**Buyer Financial Statements**"). Except as set forth in the notes thereto, the Buyer Financial Statements present fairly in all material respects the financial position of Seller as at the respective dates of said balance sheets and the results of the operations and changes in financial position of Buyer for the respective periods presented in conformity with GAAP (subject to the absence of footnotes and normal year-end adjustments), consistently applied during the periods presented. The Buyer Financial Statements are consistent with the books and records of Buyer, which books and records are true, accurate and complete in all material respects.

4.9 No Undisclosed Liabilities. Except for the transactions contemplated by this Agreement and (i) Liabilities that are reflected, or for which accruals were established, on the Buyer Financial Statements, (ii) Liabilities incurred in the ordinary course of business since June 30, 2017 or (iii) Liabilities otherwise set forth in Schedule 4.9, since June 30, 2017, Buyer has not incurred any debts, Liabilities or obligations of any nature (whether accrued, absolute, contingent, direct, indirect, perfected, inchoate, unliquidated or otherwise and whether due or to become due) that are required to be reflected or reserved against in a balance sheet prepared in conformity with GAAP applied on a basis consistent with that used in the preparation of the balance sheet of Buyer as at June 30, 2016 referred to in Section 4.8.

4.10 Absence of Certain Changes. Since June 30, 2017 (except (i) for the execution and delivery of this Agreement, (ii) as set forth in Schedule 4.10, and (iii) as has not had or would not be reasonably likely to have had a Material Adverse Effect), Seller has not:

(A) suffered any damage, destruction or loss of physical property (whether or not covered by insurance) materially or adversely affecting its condition (financial or otherwise) or operations (present or prospective);

(B) incurred or agreed to incur any indebtedness for borrowed money;

(C) paid or obligated itself to pay in excess of $10,000 in the aggregate for any fixed assets;

(D) suffered any substantial loss or waived any substantial right;

(E) sold, transferred or otherwise disposed of, or agreed to sell, transfer or otherwise dispose of, any assets having a fair market value at the time of sale, transfer or disposition of $10,000 or more in the aggregate, or canceled, or agreed to cancel, any debts or claims, other than in the ordinary course of business;

(F) mortgaged, pledged or subjected to any charge, lien, claim or encumbrance, or agreed to mortgage, pledge or subject to any charge, lien, claim or encumbrance, any of its properties or assets;

(G) increased, or agreed to increase, the compensation or bonuses or special compensation of any kind of any of its managers, officers, employees or agents over the rate being paid to them on June 30, 2017, other than normal merit and/or cost-of-living increases pursuant to customary arrangements consistently followed, or adopted or increased any benefit under any insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such manager, officer, employee or agent;

(H) lost any major customer or had any material order canceled other than in the ordinary course of business;

(I) made or permitted any material amendment or termination of any material contract, agreement or license to which it is a party other than in the ordinary course of business;

(J) had any resignation or termination of employment of any of its key officers or employees or knows of any impending or threatened resignation or resignations or termination or terminations of employment that would have a material adverse effect on its operations (present or prospective) or business (present or prospective); or

(K) made any charitable or political contribution or pledge in excess of $500 in the aggregate.

4.11 Foreign Corrupt Practices Act. Neither Buyer nor any director, officer, agent, employee or other person associated with or acting on behalf of Buyer has used any corporate funds for any unlawful contribution, gift, entertainment or other expense relating to political activity or made any direct or indirect unlawful payment to any United States or foreign government official or employee from corporate funds or violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977 or paid or made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment.

4.12 Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the Business, the Assets and the Assumed Liabilities. Buyer acknowledges that it and its representatives have been

provided adequate access to the personnel, properties, premises and records of the Business for such purpose. In entering into this Agreement, Buyer acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of Seller, its affiliates or their representatives (except the specific representations and warranties of Seller set forth in Article III). Buyer hereby agrees and acknowledges that (a) other than the representations and warranties explicitly made in Article III, none of Seller, its Affiliates, or any of their respective officers, directors, employees or representatives make or have made any representation or warranty, express or implied, at law or in equity, with respect to the Business, the Assets or the Assumed Liabilities.

4.13 No Other Representations. In entering into this Agreement, Seller acknowledges that it has not relied on any factual representation or opinion of Buyer or its affiliates or representatives (except the specific representations and warranties of Seller set forth in Article IV). Buyer hereby agrees and acknowledges that (a) other than the representations and warranties explicitly made in Article IV, none of Buyer, its Affiliates or any of their respective stockholders, directors, officers, employees or representatives make or have made any representation or warranty, express or implied, at law or in equity.

4.14 Shell Company Status. Buyer is not, and has not been at any time since July 1, 2014, a "shell company" as defined under Rule 12b-2 under the Exchange Act.

4.15 Disclosure. All facts and circumstances that have had, or would reasonably be expected to have, a material adverse effect on the Buyer or the market for its securities have been disclosed to the Seller in, or in connection with, this Agreement. No representation or warranty on the part of the Buyer contained in this Agreement or in any materials provided by the Buyer contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein, in light of the circumstances under which they were made, not misleading.

ARTICLE V

COVENANTS OF SELLER

5.1 Buyer Confidential Information. Except as otherwise agreed to by Buyer in writing, Seller shall, and shall cause its consultants, advisors, agents, owners, employees and representatives to, treat the existence of and the terms of this Agreement as strictly confidential except (i) by Seller's tax, legal or financial advisors, (ii) as necessary to enforce Seller's rights hereunder or (iii) if Seller is compelled to disclose such information by judicial or administrative process or, based upon the advice of legal counsel, by other requirements of applicable Law. Seller agrees that at all times from and after the date hereof until the Closing Date, it will, and will cause its representatives to, keep secret and retain in the strictest confidence, and will not

use for the benefit of itself or others, any Buyer Confidential Information. For purposes of this Agreement, "**Buyer Confidential Information**" means, any and all proprietary or confidential information regarding Buyer or the Business, including, without limitation, know-how, trade secrets, vendor identities or lists, terms of vendor contracts, customer lists, terms of customer contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques, plans or processes, other than any of the foregoing which (1) are in or become part of the public domain (except through the conduct of Seller, its Affiliates or any of their representatives which violates this Section 5.1), or (2) is required in connection with the preparation of a Tax Return or similar Tax-related filing.

5.2 Access, Information and Documents. Pending the Closing, Seller will give to Buyer and to its agents and representatives (including, but not limited to, accountants, lawyers and appraisers) full and complete access during normal working hours to any and all of the properties, assets, books, records and other documents of Seller to enable Buyer to make such examination of the Assets and Business and Seller will furnish to Buyer such information and copies of such documents and records in connection with the Assets and the Business as Buyer shall reasonably request.

5.3 Conduct of Business Pending Closing. From the date hereof until the Closing, except as consented to by Buyer in writing:

(A) Seller will maintain itself at all times as a limited liability company duly organized, validly existing and in good standing under the laws of New York;

(B) Seller will carry on the Business in the ordinary course of its business as heretofore conducted; provided, however, without the written consent of Buyer, Seller will not make any commitment to purchase or spend involving $5,000 or more;

(C) Seller will not declare, authorize or pay any distribution to its members and will not redeem, purchase or otherwise acquire, or agree to redeem purchase or otherwise acquire, any of its membership interests;

(D) Seller will not pay or obligate itself to pay any compensation, commission or bonus to any manager, officer, employee or independent contractor as such, except for the regular compensation and commissions payable to such manager, officer, employee or independent contractor at the rate in effect on the date of this Agreement;

(E) Seller will continue to carry all of its existing insurance;

(F) Seller will use its commercially reasonable efforts to preserve the Business, to keep available to Buyer the services of its employees and independent contractors and to preserve for Buyer its relationships with suppliers, licensees, distributors and customers and others having business relationships with it;

(G) Seller will not, or obligate itself to, sell or otherwise dispose of or pledge or otherwise encumber, any of the Assets and Seller will maintain the Assets in good operating condition and repair, subject only to ordinary wear and tear;

(H) Without limiting the foregoing, Seller will consult with Buyer regarding all significant developments, transactions and proposals relating to the Business or the Assets.

5.4 Consents and Approvals. Seller shall use commercially reasonable efforts to obtain prior to the Closing all consents, authorizations and approvals under all statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any court or Governmental Authority, board, bureau, body, department or authority or of any other person required to be obtained by Seller in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

ARTICLE VI

COVENANTS OF BUYER

6.1 Seller Confidential Information. Except as otherwise agreed to by Seller in writing, Buyer shall, and shall cause its consultants, advisors, agents, owners, employees and representatives to, treat the existence of and the terms of this Agreement as strictly confidential except (i) by Buyer's tax, legal or financial advisors, (ii) as necessary to enforce Buyer's rights hereunder or (iii) if Buyer is compelled to disclose such information by judicial or administrative process or, based upon the advice of legal counsel, by other requirements of applicable Law. Buyer agrees that at all times from and after the date hereof until the Closing Date, it will, and will cause its representatives to, keep secret and retain in the strictest confidence, and will not use for the benefit of itself or others, any Seller Confidential Information. For purposes of this Agreement, "**Seller Confidential Information**" means, any and all proprietary or confidential information regarding Seller or the Assets or the Business, including, without limitation, know-how, trade secrets, vendor identities or lists, terms of vendor contracts, customer lists, terms of customer contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques, plans or processes, other than any of the foregoing which (1) are in or become part of the public domain (except through the conduct of Buyer, its Affiliates or any of their representatives which violates this Section 6.1), or (2) is required in connection with the preparation of a Tax Return or similar Tax-related filing.

6.2 Consents and Approvals. Buyer shall use commercially reasonable efforts to obtain prior to Closing all consents, authorizations and approvals under all statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any court or Governmental Authority, board, bureau, body, department or authority or of any other person required to be obtained by Buyer in connection with the execution,

delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

6.3 Access to Records. For a period of six (6) years after the Closing Date, Buyer shall afford Seller and its representatives reasonable access to all the books and records relating solely to the Assets or the Business that Buyer acquires from Seller for matters related to the preparation of Seller's Tax Returns, a Tax investigation or audit of Seller. Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours and shall be had or done in such a manner so as not to interfere with the normal conduct of business of Buyer Seller shall be responsible for any costs and expenses incurred by Buyer in retrieving and copying such books and records at Seller's request. However, if Buyer shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Buyer shall, prior to such disposition, give thirty (30) Business Days' notice to Seller, and Seller shall have the right at its option and expense to segregate and remove such books and records as Seller may select from those Buyer desires to dispose of within twenty (20) Business Days after receipt of such notice

6.4 Rule 144 Availability; DTC Eligibility. So long as the Seller owns any shares of the Common Stock issuable hereunder (including any shares of the Stock, any True Up Shares or any shares of Common Stock issued pursuant to Section 8.9), with a view to making available to the Seller and its assigns the benefits of Rule 144 promulgated under the Securities Act ("Rule 144") or any other similar rule or regulation of the Securities and Exchange Commission ("SEC") that may permit the Seller (or its assigns) to sell the Common Stock issuable hereunder (including any shares of the Stock, the True Up Shares and any shares of Common Stock issuable pursuant to Section 8.9) to the public without registration under the Securities Act, the Buyer agrees to use its reasonable best efforts to:

(A) make and keep public information available, as those terms are understood and defined in Rule 144;

(B) file with the SEC in a timely manner all reports and other documents required of the Buyer under the Securities Act and the Exchange Act so long as the Buyer remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144; and

(C) promptly upon the written request by Seller (or its assigns), (i) furnish to Seller (or its assigns) such information as may be reasonably requested by Seller (or its assigns) under the circumstances existing at such time and (ii) request its counsel to promptly issue a legal opinion to the Buyer's transfer agent.

In addition, Buyer shall use its reasonable best efforts to cause the Common Stock (i) to be eligible for trading through DTC, through its Deposit/Withdrawal At Custodian (DWAC) system, and not to be subject to any DTC "chill," "freeze" or similar restriction

with respect to any DTC services, including clearance of transactions in Common Stock through DTC.

6.5 Post-Closing Expenses. From and after the Closing, if requested by Seller, the Buyer shall promptly pay in the name and on behalf of Seller, or promptly reimburse Seller for, out-of-pocket administrative expenses incurred by Seller, including expenses incurred in connection with binding or maintaining insurance coverage, the preparation of tax returns relating to Seller (including Schedule K-1s), and winding up the business and affairs of Seller (including legal fees with respect thereto); provided, however, that the maximum aggregate amount of Buyer's liability under this Section 6.5 shall be $30,000. Notwithstanding anything to the contrary contained herein, the Buyer's obligations under this Section 6.5 shall not be subject to the provisions of Section 8.5 or Section 9.2, and the amounts payable under this Section 6.5 shall not be included in determining the amount of Damages incurred by Seller Group Members for purposes of determining whether the Seller Deductible or Seller Cap has been reached.

ARTICLE VII

CONDITIONS TO CLOSING AND TERMINATION

7.1 Conditions Precedent to Seller's Obligations. The obligation of Seller to consummate the transactions contemplated hereby is subject to the fulfillment, at or prior to or at the Closing, of all of the following conditions:

(A) Buyer's Performance. There shall not be any material error, misstatement or omission in the representations and warranties made by Buyer in this Agreement; all representations and warranties by Buyer contained in this Agreement or in any written statement delivered by Buyer to Seller pursuant to this Agreement shall be true in all material respects at and as of the Closing as though such representations and warranties were made at and as of said time (except (i) as contemplated by this Agreement and (ii) to the extent, if any, Seller shall waive the same); and Buyer shall have performed and complied with all the terms, provisions and conditions of this Agreement to be performed and complied with by Buyer at or before the Closing.

(B) Consents. Seller shall have obtained all consents, authorizations and approvals under all statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any court or governmental agency, board, bureau, body, department or authority or of any other person required to be obtained by Seller, as the case may be, in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

(C) Deliveries. Buyer shall have delivered those documents and other deliverables set forth in Section 2.8.

7.2 Conditions Precedent to Buyer's Obligations. The obligation of Buyer to consummate the transactions contemplated hereby is subject to the fulfillment, at or prior to or at the Closing, of all of the following conditions:

(A) Seller's Performance. There shall not be any material error, misstatement or omission in the representations and warranties made by Seller in this Agreement; all representations and warranties by Seller contained in this Agreement or in any written statement delivered by Seller to Buyer pursuant to this Agreement shall be true in all material respects at and as of the Closing as though such representations and warranties were made at and as of said time (except (i) as contemplated by this Agreement and (ii) to the extent, if any, Buyer shall waive the same); and Seller shall have performed and complied with all the terms, provisions and conditions of this Agreement to be performed and complied with by Seller at or before the Closing.

(B) Consents. Buyer shall have obtained all consents, authorizations and approvals under all statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any court or governmental agency, board, bureau, body, department or authority or of any other person required to be obtained by Buyer, as the case may be, in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

(C) Deliveries. Seller shall have delivered those documents and other deliverables set forth in Section 2.9.

7.3 Mutual Conditions Precedent to Obligations. The mutual obligations of Seller and Buyer under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all of the following conditions:

(A) No Legal Obstruction. No Law shall have been enacted, no suit, action or proceeding by any third party or Governmental Authority with respect to the transactions contemplated hereby shall be pending or threatened in writing and no order, judgment, injunction, decree or settlement shall have been entered in any such suit, action or proceeding that would have the effect, if adversely determined in the case of any suit, action or proceeding, of (i) making any of the transactions contemplated by this Agreement or the Other Transaction Documents illegal, (ii) otherwise prohibiting or enjoining the consummation of such transactions or (iii) imposing limitations on such transactions and/or the ability of any party hereto to perform its obligations hereunder or under any Other Transaction Document.

(B) Governmental Authorities' Approvals and Filings. All consents, approvals, orders and authorizations of, and filings, registrations, qualifications, designations and declarations with, any Governmental Authorities required to consummate the transactions contemplated hereby and by each of the Other

Transaction Documents, including under all applicable securities Laws, shall have been made and/or obtained, as applicable.

(C) Escrow Agreement. The Escrow Agent shall have executed and delivered the Escrow Agreement to Buyer and Seller.

7.4 Termination by Buyer. Buyer may, without liability to Seller, terminate this Agreement by notice to Seller (i) at any time prior to the Closing if material default shall be made by Seller in the observance or in the due and timely performance of any of the terms hereof to be performed by Seller that cannot be cured at or prior to the Closing, (ii) on the Closing Date if any of the conditions in Section 7.2 or Section 7.3 are not previously satisfied, or (iii) on the Drop Dead Date, if the Closing has not yet been consummated.

7.5 Termination by Seller. Seller may, without liability to Seller, terminate this Agreement by notice to Buyer (i) at any time prior to the Closing if material default shall be made by Buyer in the observance or in the due and timely performance of any of the terms hereof to be performed by Buyer that cannot be cured at or prior to the Closing, (ii) on the Closing Date if any of the conditions in Section 7.1 or Section 7.3 are not previously satisfied, or (iii) on the Drop Dead Date, if the Closing has not yet been consummated.

7.6 Effect of Termination. If this Agreement is terminated, this Agreement (except for Section 5.1, Section 6.1, this Section 7.6, and Article IX), shall no longer be of any force or effect and there shall be no liability on the part of any party or its respective directors, managers, officers, shareholders or members. If this Agreement shall be terminated, each party will (i) redeliver all documents, work papers and other materials of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution of this Agreement, to the party furnishing the same, and (ii) destroy all documents, work papers and other materials developed by its accountants, agents and employees in connection with the transactions contemplated hereby which embody proprietary information or trade secrets furnished by any party hereto or deliver such documents, work papers and other materials to the party furnishing the same or excise such information or secrets therefrom and all information received by any party hereto with respect to the business of any other party (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any governmental authority) shall not at any time be used for personal advantage or disclosed by such party to any third person to the detriment of the party furnishing such information.

ARTICLE VIII

INDEMNIFICATION

8.1 Survival of Representations and Warranties. All representations and warranties made by Seller or Buyer in this Agreement or pursuant hereto shall survive the Closing for a period of only twelve (12) months.

8.2 Indemnification by Seller. Subject to the limitations and other provisions contained in this Article VIII including, without limitation, Section 8.8, the Seller will indemnify and hold harmless Buyer against any and all Damages incurred by the Buyer arising from:

(A) any failure by Seller to perform any covenants or other obligations of Seller contained in this Agreement;

(B) any breach of any representation or warranty of Seller contained in Article III of this Agreement; or

(C) any failure of Seller to pay, perform or discharge any of the Retained Liabilities in accordance with the terms thereof.

8.3 Limitations on Seller Indemnification. The Buyer shall not be entitled to be indemnified pursuant to Section 8.2 unless and until the aggregate of all Damages incurred by Buyer shall exceed $25,000 (the "**Buyer Deductible**") and, thereafter, the Buyer shall only be entitled to payment for, and Seller shall only be liable and required to pay, Damages in excess of the Buyer Deductible. Notwithstanding anything to the contrary contained herein, in no event shall Seller have any liability or indemnification pursuant to Section 8.2 in an aggregate amount in excess of $250,000. In addition, the amount of Damages incurred by any Indemnified Party shall be reduced by (i) amounts recovered or recoverable by the Indemnified Party under applicable insurance policies or from any other Person alleged to be responsible therefor, and (ii) Tax benefit realized or realizable by the Indemnified Party arising from the incurrence or payment of any such Damages. In computing the amount of any such Tax benefit, the Indemnified Party shall be deemed to fully utilize, at the highest marginal tax rate then in effect, all Tax items arising from the incurrence or payment of any Damages. If an Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any damages, subsequent to an indemnification payment by the Seller, then such Indemnified Party shall promptly reimburse the Seller for any payment made or expense incurred by Seller in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount.

8.4 Indemnification by Buyer. Subject to the limitations and other provisions contained in this Article VIII including, without limitation, Section 8.9, the Buyer will indemnify and hold harmless Seller, from and against any and all Damages incurred by the Seller arising from:

(A) any failure by Buyer to perform any of its covenants or other obligations in this Agreement;

(B) any breach of any representation or warranty of Buyer contained in Article IV of this Agreement; and

(C) the failure of Buyer to pay, perform, discharge any of the Assumed Liabilities in accordance with the terms thereof.

8.5 Limitations on Buyer Indemnification. The Seller shall not be entitled to be indemnified pursuant to Section 8.4 unless and until the aggregate of all Damages incurred by Seller Group Members (excluding Damages in respect of a breach of Section 6.5) shall exceed $25,000 (the "**Seller Deductible**") and, thereafter, any Seller Group Member shall only be entitled to payment for, and Buyer shall only be liable and required to pay, Damages in excess of the Seller Deductible. Notwithstanding anything to the contrary contained herein, in no event shall Buyer have any liability or indemnification pursuant to Section 8.4 in an aggregate amount in excess of $250,000 (the "**Seller Cap**"), excluding liabilities in respect of a breach of Section 6.5. In addition, the amount of Damages incurred by any Indemnified Party shall be reduced by (i) amounts recovered or recoverable by the Indemnified Party under applicable insurance policies or from any other Person alleged to be responsible therefor, and (ii) Tax benefit realized or realizable by the Indemnified Party arising from the incurrence or payment of any such Damages. In computing the amount of any such Tax benefit, the Indemnified Party shall be deemed to fully utilize, at the highest marginal tax rate then in effect, all Tax items arising from the incurrence or payment of any Damages. If an Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any damages, subsequent to an indemnification payment by the Buyer, then such Indemnified Party shall promptly reimburse the Buyer for any payment made or expense incurred by Buyer in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount.

8.6 Third Party Claims.

(A) The Buyer Group Member or Seller Group Member, as the case may be, seeking indemnification under this Article VIII (the "**Indemnified Party**") agrees to give prompt notice in writing to the party against whom indemnity is to be sought (the "**Indemnifying Party**") of the assertion of any claim or the commencement of any suit, action or proceeding by any third party ("**Third-Party Claim**") in respect of which indemnity may be sought under this Agreement. Such notice shall set forth in reasonable detail such Third-Party Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have adversely prejudiced the Indemnifying Party.

(B) The Indemnifying Party shall be entitled to participate in the defense of any Third-Party Claim and, subject to the limitations set forth in this Section 8.5, shall be entitled to control and appoint lead counsel for such defense, in each case at its own expense.

(C) If the Indemnifying Party shall assume the control of the defense of any Third-Party Claim (including the right to settle any Third-Party Claim) in accordance with the provisions of this Section 8.5, (i) the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of such Third-Party Claim, if the settlement does not release the Indemnified Party and its Affiliates from all liabilities and obligations with respect to such Third-Party Claim or the settlement imposes injunctive or other equitable relief against the Indemnified Party or any of its Affiliates and (ii) the Indemnified Party shall be entitled to participate in the defense of any Third-Party Claim and to employ separate counsel of its choice for such purpose. The fees and expenses of such separate counsel shall be paid by the Indemnified Party.

(D) Each party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third-Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

8.7 Direct Claims. In the event an Indemnified Party has a claim for indemnity under this Article VIII against an Indemnifying Party that does not involve a Third-Party Claim, the Indemnified Party agrees to give prompt notice in writing of such claim to the Indemnifying Party. Such notice shall set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have actually prejudiced the Indemnifying Party. If the Indemnifying Party has timely disputed its indemnity obligation for any Damages with respect to such claim, the parties shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of jurisdiction determined pursuant to Section 9.6.

8.8 Exclusive Remedy of Buyer. Subject to the limitations and other provisions contained in this Article VIII including, without limitation, this Section 8.8, the sole and exclusive remedy of the Buyer under Section 8.2 is to make a claim against the Escrowed Stock pursuant to the terms and procedures of the Escrow Agreement. The Buyer may not assert any claim against Seller other than on the basis of a representation, warranty or covenant contained in the Agreement (including any exhibit hereto). The Buyer may not avoid the limitations on liability set forth in this Agreement by seeking damages for breach of contract, tort or pursuant to any other theory of liability. The provisions of this Section 8.8 will not, however, prevent or limit a cause of

action to obtain an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof.

8.9 Exclusive Remedy of Seller. Subject to the limitations and other provisions contained in this Article VIII including, without limitation, this Section 8.9, the sole and exclusive remedy of the Seller under Section 8.4 is to make a claim against the Buyer pursuant to the terms and procedures of this Section 8.9, on or before the close of business on the date 1 year after the date of this Agreement, other than claims in respect of Section 6.5. The right of Seller to make a claim for indemnification shall expire at such time on such date. The Seller may not avoid the limitations on liability set forth in this Agreement by seeking damages for breach of contract, tort or pursuant to any other theory of liability. The provisions of this Section 8.9 will not, however, prevent or limit a cause of action to obtain an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof. Notwithstanding any contrary provision contained herein, the provisions of this Section 8.9 shall not apply to any breach by Buyer of its obligations under Section 6.5.

If Buyer does not dispute a claim for indemnification made by Seller or if Buyer does dispute any such claim and thereafter a final judgement, order or decree of a court of competent jurisdiction or an arbitrator having proper authority or is rendered with respect to the disputed claim, Buyer shall issue to Seller that number of shares of Common Stock of Buyer equal to the amount of the claim that the court or arbitrator determines should be paid by Buyer to Seller divided by $0.50 (subject to adjustment for any Stock Event following the Closing) provided that, in no event shall the aggregate number of shares of Common Stock issued by Buyer to Seller in payment of all claims for indemnification made by Seller pursuant to this Agreement exceed 500,000 shares (subject to adjustment for any Stock Event following the Closing) of Common Stock of Buyer. If at any time the number of shares of Buyer's Common Stock authorized and reserved for issuance pursuant to this Section 8.9 is below the number of shares sufficient for the issuance of any shares of Common Stock pursuant to this Section 8.9, Buyer will promptly take all corporate action necessary to authorize and reserve a sufficient number of shares, including, without limitation, calling a special meeting of stockholders (or soliciting written consents of stockholders) to authorize additional shares to meet the Buyer's obligations under this Section 8.9. In the case of an insufficient number of authorized shares, and after using its reasonable best efforts to obtain stockholder approval of an increase in such authorized number of shares. Buyer covenants and agrees that any and all shares of Common Stock issued pursuant to this Section 8.9 shall be duly and validly issued, fully paid and nonassessable and not subject to preemptive rights, rights of first refusal or similar rights of any Person or any Liens.

ARTICLE IX

MISCELLANEOUS

9.1 Further Assurances. Following the Closing, each party hereto agrees that it shall, and shall cause its Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further

actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the Other Transaction Documents.

9.2 Expenses. Subject to Section 6.5, whether or not the Closing is consummated, each of the parties will pay all of its own legal and accounting fees and other expenses incurred in the preparation of this Agreement and the performance of the terms and provisions of this Agreement.

9.3 Waiver. The parties hereto may by written agreement (i) extend the time for or waive or modify the performance of any of the obligations or other acts of the parties hereto or (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement.

9.4 Notices. All notices, requests or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered (a) on the date of delivery if delivered personally or, upon confirmation, (b) on the third Business Day following the date of dispatch if delivered by an internationally recognized next-day courier service, or (c) on the tenth Business Day following the date of mailing if delivered by registered mail, first-class postage paid,

If to Seller, to:

ICDLogic LLC
57 Moran Place
Larchmont, NY 10538
Attention: Monique Fayad, CEO

with copy to:

Katten Muchin Rosenman LLP
525 W. Monroe Street Chicago, IL 60661-3693Attention: Diane Bell
E-mail: diane.bell@kattenlaw.com

if to Buyer, to:

iCoreConnect Inc.
13506 Summerport Parkway, Suite 160
Windermere, Florida 34786
Attention: Robert McDermott, President and Chief Executive Officer

with a copy to:

Samuel B. Fortenbaugh III, Esq.
45 Rockefeller Plaza, Suite 2000
New York, NY 10011

9.5 Entire Agreement; Amendment. This Agreement, the Exhibits hereto and the Other Transaction Documents embody the entire agreement among the parties and there have been and are no agreements, representations or warranties, oral or written among the parties other than those set forth or provided for herein or therein. This Agreement may not be modified or changed, in whole or in part, except by a supplemental agreement signed by each of the parties hereto.

9.6 Rights Under this Agreement; Assignment. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by any party without the prior written consent of the other party. Nothing contained in this Agreement is intended to confer upon any person, other than the parties to this Agreement and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.7 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed in the State of New York and shall be construed without regard to any presumption or other rule requiring the construction of an agreement against the party causing it to be drafted.

9.8 Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

9.9 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT

OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.7.

9.10 Invalid Provisions. In the event that any provision of this Agreement is held to be illegal, invalid or unenforceable in a final, unappealable order or judgment (each such provision, an "**invalid provision**"), then such provision shall be severed from this Agreement and shall be inoperative, and the parties promptly shall negotiate in good faith a lawful, valid and enforceable provision that is as similar to the invalid provision as may be possible and that preserves the original intentions and economic positions of the parties as set forth herein to the maximum extent feasible, while the remaining provisions of this Agreement shall remain binding on the parties hereto. Without limiting the generality of the foregoing sentence, in the event a change in any applicable Law, makes it unlawful for a party to comply with any of its obligations hereunder, the parties shall negotiate in good faith a modification to such obligation to the extent necessary to comply with such Law, that is as similar in terms to the original obligation as may be possible while preserving the original intentions and economic positions of the parties as set forth herein to the maximum extent feasible.

9.11 Headings; References to Sections, Exhibits and Schedules. The headings of the Sections, paragraphs and subparagraphs of this Agreement are solely for convenience and reference and shall not limit or otherwise affect the meaning of any of the terms or provisions of this Agreement. The references herein to Sections, Exhibits and Schedules, unless otherwise indicated, are references to sections of and exhibits and schedules to this Agreement.

9.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but which together constitute one and the same instrument.

[Remainder of page left intentionally blank.]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

ICORECONNECT INC.

By /s/ Robert McDermott

Name: Robert McDermott
Title: President

ICDLOGIC LLC

By______________________

Name: Monique Fayad
Title: Chief Executive Officer

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

ICORECONNECT INC.

By____________________________
Name: Robert McDermott
Title: President

ICDLOGIC LLC

By [signature]
Name: Monique Fayad
Title: Chief Executive Officer